UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016

ANAVEX LIFE SCIENCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51652	98-0608404
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

51 West 52nd Street, 7th Floor, New York, NY USA 10019
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 1-844-689-3939

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 18, 2016 (the “Effective Date” ), Anavex Life Sciences Corp., a Nevada corporation (the “Company”), entered into the Amended and Restated First Amendment to Employment Agreement (the “Amendment”) with Christopher Missling, PhD (“Dr. Missling”), in his continuing capacity as Chief Executive Officer of the Company. The Amendment amends the First Amendment to Employment Agreement dated July 5, 2016, and the Employment Agreement by and between the Company and Dr. Missling, dated June 27, 2013.

The Amendment is made to clarify the intention of the Board of Directors of the Company with respect to Dr. Missling’s option grants to identify the number of options granted to Dr. Missling and the exercise prices. On July 5, 2016, Dr. Missling was granted options with a value of Two Million Dollars ($2,000,000) to purchase shares of the Company’s common stock, which was equal to 379,625 options at an exercise price of $6.26, which options shall vest quarterly over a three year period, commencing on October 5, 2016. In addition, Dr. Missling was granted options to purchase 861,429 shares of the Company’s common stock at an exercise price of $7.06, which options will vest quarterly over a three year period, commencing on October 18, 2016. The previous references to future option grants have been deleted.

The summary of the Amendment provided herein is qualified in its entirety by the terms of such agreement, which are fully set forth and attached hereto as Exhibit 10.1 and which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION	LOCATION
Exhibit 10.1	Amended and Restated First Amendment to Employment Agreement by and between Anavex Life Sciences Corp. and Christopher Missling, PhD, dated July 18, 2016	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

/s/ Christopher Missling
Name: Christopher Missling, PhD
Title: Chief Executive Officer

Date: July 22, 2016